Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:

Media:	Jim Mazzola 858-617-1203 jim.mazzola@carefusion.com	Investors:	Carol Cox 858-617-2020 carol.cox@carefusion.com

CAREFUSION RECOMMENDS REJECTION OF MINI-TENDER OFFER BY TRC CAPITAL

SAN DIEGO, Dec. 17, 2009 – CareFusion Corporation (NYSE:CFN) announced today that it has been notified of an unsolicited mini-tender offer by TRC Capital Corporation (TRC) to purchase up to four million shares of CareFusion common stock, representing approximately 1.8 percent of the shares of common stock outstanding. TRC’s offer price of $23.50 per share is 4.62 percent below the share closing price of CareFusion common stock on Dec. 14, 2009, the last full trading day prior to the offer. CareFusion also noted that the offer is subject to a number of conditions, including the right to terminate in the event of a decrease in the market price of CareFusion shares. TRC has made numerous similar, unsolicited mini-tender offers for shares of other companies in the past.

CareFusion strongly recommends against shareholders tendering their shares in response to TRC’s unsolicited mini-tender offer. Mini-tender offers, such as this one, avoid many of the investor protections afforded to larger tender offers, including the filing of disclosure and other tender offer documents with the Securities and Exchange Commission (SEC) and other procedures mandated by U.S. securities laws. CareFusion is in no way associated with TRC, its mini-tender offer or the offer documentation.

The SEC has issued an investor advisory regarding mini-tender offers, noting that in making the offers at below-market prices “bidders are hoping that they will catch investors off guard if the investors do not compare the offer price to the current market price.” Investors are urged to consult with their brokers or financial advisors on such matters. The SEC advisory may be found on the SEC web site, at www.sec.gov/investor/pubs/minitend.htm.

CareFusion urges shareholders to obtain current market quotations for their shares of common stock, to consult with their financial advisors and to exercise caution with respect to this offer. The company advises shareholders who already have tendered that they may withdraw their common shares by providing the written notice described in the TRC offering documents prior to the expiration of the offer, currently scheduled for 12:01 a.m. EST on Thursday, Jan. 14, 2010.

About CareFusion Corporation

CareFusion (NYSE: CFN) is a global corporation serving the health care industry with products and services that help hospitals measurably improve the safety and quality of care. The company develops market-leading technologies including Alaris® IV pumps, Pyxis® automated dispensing and patient identification systems, AVEA® and Pulmonetic Systems ventilators, ChloraPrep® for infection prevention, MedMined™ services for infection surveillance, NeuroCare neurological monitoring and diagnostic products, V. Mueller® surgical instruments, and an extensive line of products that support interventional medicine. CareFusion employs more than 15,000 people across its global operations. More information may be found at www.carefusion.com.

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